EXHIBIT 3.3, 4.3

262105.09 dcornish
AMD
Alison Lundergan Grimes
Kentucky Secretary of State
Received and Filed:
3/13/2012 #:01 PM
Fee Receipt: $50,040.00

ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

FIRST FINANCIAL SERVICE CORPORATION

1.	The name of the corporation is First Financial Service Corporation. (the “Corporation”).

2.	The first sentence of Article III (the “Amendment”) of the Amended and Restated Articles of Incorporation of the Corporation is amended so that as amended it shall read as follows:

Article III

The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 40,000,000, of which 35,000,000 are to be shares of common stock $1.00 par value per share, and of which 5,000,000 are to be shares of serial preferred stock, $1.00 par value per share.

3.	The Amendment does not provide for an exchange, reclassification or cancellation of issued shares of the Corporation.

4.	The Corporation had 3,879,863 shares of Voting Common stock issued, outstanding and entitled to vote on the Amendment. The Corporation has no other authorized class of stock entitled to vote on the Amendment. The Amendment set forth above was adopted by a shareholder vote of 3,050,564 in favor, 631,359 against and 197,940 abstaining on November 17, 2010.

FIRST FINANCIAL SERVICE CORPORATION

Date: March 7, 2012	By:	/s/ Gregory S. Schreacke
Gregory S. Schreacke
President